Exhibit 99.1

Alcoa Corporation Reports First Quarter 2020 Results

Taking steps to address uncertainty from COVID-19 while executing strategic actions and existing programs

  Net income of $80 million, or $0.43 per share
  Excluding special items, adjusted net loss of $42 million, or $0.23 per share
  $321 million of adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) excluding special items
  Revenue of $2.4 billion
  $90 million cash used for operations; negative $181 million free cash flow
  $829 million cash balance and $1.8 billion of debt, for net debt of $973 million, as of March 31, 2020
  Announcing the curtailment of the remaining 230,000 metric tons of uncompetitive smelting capacity at the Intalco smelter in Washington State as part of continuing portfolio review
  Addressing the risks posed by the pandemic to protect our employees, operations and communities; all of Alcoa’s bauxite mines, alumina refineries, aluminum smelters, casthouses, energy assets and its rolling mill remain operational
  Continuing to pursue sale of non-core assets, which generated $200 million through sale of Gum Springs facility in January
  Planning cash initiatives to deliver $700 million in 2020 through savings or deferrals, including existing programs and new actions to address the economic uncertainty caused by the pandemic

PITTSBURGH--(BUSINESS WIRE)--April 22, 2020--Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products, today reported first quarter 2020 results.

M, except per share amounts	1Q20	4Q19	1Q19
Revenue	$2,381	$2,436	$2,719
Net income (loss) attributable to Alcoa Corporation	$80	$(303)	$(199)
Earnings (loss) per share attributable to Alcoa Corporation	$0.43	$(1.63)	$(1.07)
Adjusted net loss	$(42)	$(57)	$(43)
Adjusted loss per share	$(0.23)	$(0.31)	$(0.23)
Adjusted EBITDA excluding special items	$321	$346	$467

“While we reported a solid first quarter with a strong cash balance, the world has fundamentally shifted due to the COVID-19 global pandemic, and we are taking decisive actions to address this crisis," said Alcoa President and Chief Executive Officer Roy Harvey.

“Most importantly, we are focusing on the care and safety of our workforce, our operations, and our communities. We have implemented numerous steps for business continuity and are acting quickly to protect financial stability.

“We took action before this crisis to drive savings by deploying a new operating model and launching processes to sell non-core assets, review our portfolio, lower production costs and reduce working capital. Today, we are announcing new actions to effectively manage cash through the economic uncertainty from the pandemic. Taken together, these new and existing initiatives, including the sale earlier this year of our former Gum Springs plant, will total $900 million in cash actions for the year.

“We know how to manage through downcycles, and we’ve used our strategic priorities to strengthen our company, creating a stronger foundation to address these challenges.”

In the first quarter of 2020, Alcoa reported net income of $80 million, or $0.43 per share, compared with a net loss of $303 million, or $1.63 per share, in the fourth quarter of 2019. The 2020 first quarter results include the net positive impact of $122 million of special items, stemming primarily from the gain on the previously announced sale of the waste treatment facility in Gum Springs, Arkansas, partially offset by costs related to the restart of the Aluminerie de Bécancour Inc. (ABI) smelter in Quebec, Canada and interim period tax impacts.

Excluding the impact of special items, first quarter 2020 adjusted net loss was $42 million, or $0.23 per share, improved from fourth quarter 2019 adjusted net loss of $57 million, or $0.31 per share.

Adjusted EBITDA excluding special items for the first quarter of 2020 was $321 million, a 7 percent sequential decrease. Favorable currency and lower costs for raw materials and energy did not completely offset lower prices, product mix, and volume, or higher production costs.

Alcoa reported first quarter 2020 revenue of $2.4 billion, down 2 percent sequentially, primarily due to lower alumina and aluminum prices and lower volume, partially offset by favorable currency.

Cash used for operations in first quarter 2020 was $90 million. Cash used for financing activities was $44 million and cash provided from investing activities was $107 million. Free cash flow was negative $181 million.

Alcoa ended the quarter with cash on hand of $829 million and debt of $1.8 billion, for net debt of $973 million. The Company reported 31 days working capital, a 4-day decrease year-over-year, primarily due to less days sales outstanding and lower inventory days on hand.

COVID-19 Update

Alcoa is taking strong measures to protect its workforce and its locations from the threat caused by COVID-19.

All of Alcoa’s bauxite mines, alumina refineries, aluminum smelters, casthouses, energy assets and rolling operations remain operational. The Company continues to prioritize health and safety in accordance with public health and governmental regulations, including adjusting patterns to socially distance, increasing hygiene protocols, and encouraging remote work where practical.

The Company is implementing new actions in 2020 to effectively manage cash during the economic downcycle caused by the pandemic: Those actions include:

  Reducing $100 million of non-critical capital expenditures
  Delaying non-regulated environmental and Asset Retirement Obligations (ARO) spending of $25 million
  Deferring $220 million in pension contributions in the United States under provisions of the Coronavirus Aid, Relief and Economic Security (CARES) Act. The Company also continues to evaluate other governmental support programs.
  Implementing hiring, travel and other spending restrictions targeted to save or defer approximately $35 million

In addition to these immediate cash improvement actions, Alcoa amended its Revolving Credit Facility agreement in April 2020 to temporarily increase borrowing base availability for the next four quarters and provide improved flexibility.

Strategic Actions and 2020 Programs Update

Alcoa has fully deployed its new operating model announced in September 2019 that will reduce annual overhead expense by $60 million beginning in the second quarter of 2020.

The Company is also continuing the review of its asset portfolio to drive lower costs and sustainable profitability. The asset review includes two components: Potential sales of non-core assets to generate between $500 million and $1 billion in cash by early 2021, and an evaluation of the competitiveness of existing production capacities, focusing on 1.5 million metric tons of global smelting capacity and 4 million metric tons of global alumina refining capacity.

Non-Core Asset Sales

As previously announced, on January 31, 2020, the Company closed the sale of its waste treatment facility in Gum Springs, Arkansas, in a transaction valued at $250 million. Alcoa received $200 million in cash upon closing. The remaining $50 million will be paid to Alcoa if certain post-closing conditions are satisfied. The Company recorded a gain in the first quarter of 2020 of $180 million (pre- and after-tax).

Portfolio Actions

Alcoa today announced that it will curtail the remaining 230,000 metric tons of uncompetitive smelting capacity at its Intalco smelter in Ferndale, Washington amid declining market conditions. The full curtailment, which includes 49,000 metric tons of earlier-curtailed capacity, is expected to be complete by the end of July 2020. The smelter recorded a net loss of $24 million in the first quarter of 2020.

“While our employees have worked diligently to improve the facility, the smelter is uncompetitive, and current market conditions have exacerbated the facility’s challenges,” Harvey said. “This is difficult because of the impact on our employees, and we will ensure appropriate support as we work to safely curtail the facility.”

The action will bring Alcoa’s total curtailed smelting capacity to 880,000 metric tons, or approximately 30 percent of its total global smelting capacity.

The Company will record estimated restructuring charges of approximately $25 million (pre- and after-tax), or $0.13 per share, in the second quarter of 2020 associated with the curtailment, for employee-related costs and contract termination costs, which are all cash-based charges expected be paid primarily in the third quarter of 2020.

Intalco employs approximately 700 people, and the workforce will be significantly reduced due to the curtailment.

2020 Programs

In February 2020, Alcoa announced 2020 programs to drive leaner working capital and improved productivity. Alcoa intends to improve working capital by $75 to $100 million through reduced inventories and optimized contract terms. Greater productivity and lower costs are expected to result in approximately $100 million of improvements.

2020 Outlook

The Company has updated annual Aluminum segment shipments to between 2.9 and 3.0 million metric tons from its earlier outlook of between 3.0 and 3.1 million metric tons, due to the impact of the Intalco curtailment on the second half of 2020. The Company’s 2020 shipment outlook for Bauxite and Alumina remain unchanged from the prior full-year estimates. Total annual bauxite shipments are expected to range between 48.0 and 49.0 million dry metric tons. Total alumina shipments are projected between 13.6 and 13.7 million metric tons.

In the second quarter of 2020, Alcoa expects lower quarterly results in the Bauxite segment primarily due to the non-recurrence of an annual sales contract true up. In the Alumina segment, the Company expects benefits from lower costs for raw materials. In the Aluminum segment, the Company expects performance to be nearly flat, as improvements from lower alumina costs, smelter power costs and production costs are expected to be offset by lower Brazil Hydro sales prices and lower value add pricing and volumes.

The Company recognized significant currency benefits related to the strengthening of the U.S. dollar in the first quarter 2020, and it continues to be exposed to impacts of currency rate fluctuations in the second quarter.

The Company expects its annual operational tax rate will vary with market conditions and jurisdictional profitability and is withdrawing its prior outlook of 70 to 80 percent.

The extent and duration of the coronavirus COVID-19 pandemic is unknown. The uncertainty around the future impact on the Company’s business, financial condition, operating results, and cash flows could cause actual results to differ from this outlook.

Market Update

Due to the uncertainty regarding the COVID-19 pandemic and its effect on the global economy, Alcoa has suspended its quarterly projections on global supply/demand balances for bauxite, alumina, and aluminum.

Conference Call

Alcoa will hold its quarterly conference call at 5 p.m. Eastern Daylight Time (EDT) on Wednesday, April 22, 2020, to present first quarter financial results and discuss the business and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on April 22, 2020. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This presentation contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts of the coronavirus (COVID-19) pandemic on the global economy and our business, financial condition, results of operations, or cash flows; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy costs or uncertainty of energy supply; (g) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (h) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (i) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (j) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (k) labor disputes and/or and work stoppages; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (m) the impact of cyberattacks and potential information technology or data security breaches; and (n) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2019 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and Subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)
	Quarter Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Sales	$2,381	$2,436	$2,719

Cost of goods sold (exclusive of expenses below)	2,025	2,048	2,180
Selling, general administrative, and other expenses	60	62	84
Research and development expenses	7	6	7
Provision for depreciation, depletion, and amortization	170	183	172
Restructuring and other charges, net	2	363	113
Interest expense	30	31	30
Other (income) expenses, net	(132)	44	41
Total costs and expenses	2,162	2,737	2,627

Income (loss) before income taxes	219	(301)	92
Provision for income taxes	80	54	150

Net income (loss)	139	(355)	(58)

Less: Net income (loss) attributable to noncontrolling interest	59	(52)	141

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$80	$(303)	$(199)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$0.43	$(1.63)	$(1.07)
Average number of shares	185,749,763	185,575,479	185,325,040

Diluted:
Net income (loss)	$0.43	$(1.63)	$(1.07)
Average number of shares	186,609,231	185,575,479	185,325,040

Common stock outstanding at the end of the period	185,915,242	185,580,166	185,519,564

Alcoa Corporation and Subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$829	$879
Receivables from customers	570	546
Other receivables	95	114
Inventories	1,509	1,644
Fair value of derivative instruments	53	59
Prepaid expenses and other current assets(1)	277	288
Total current assets	3,333	3,530
Properties, plants, and equipment	20,181	21,715
Less: accumulated depreciation, depletion, and amortization	13,021	13,799
Properties, plants, and equipment, net	7,160	7,916
Investments	1,059	1,113
Deferred income taxes	425	642
Fair value of derivative instruments	446	18
Other noncurrent assets	1,228	1,412
Total assets	$13,651	$14,631
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,276	$1,484
Accrued compensation and retirement costs	353	413
Taxes, including income taxes	78	104
Fair value of derivative instruments	80	67
Other current liabilities	435	494
Long-term debt due within one year	1	1
Total current liabilities	2,223	2,563
Long-term debt, less amount due within one year	1,801	1,799
Accrued pension benefits	1,455	1,505
Accrued other postretirement benefits	729	749
Asset retirement obligations	548	606
Environmental remediation	289	296
Fair value of derivative instruments	164	581
Noncurrent income taxes	299	276
Other noncurrent liabilities and deferred credits	332	370
Total liabilities	7,840	8,745
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,647	9,639
Accumulated deficit	(476)	(555)
Accumulated other comprehensive loss	(4,898)	(4,974)
Total Alcoa Corporation shareholders’ equity	4,275	4,112
Noncontrolling interest	1,536	1,774
Total equity	5,811	5,886
Total liabilities and equity	$13,651	$14,631
(1)	This line item includes $3 and $4 of restricted cash as of March 31, 2020 and December 31, 2019, respectively.

Alcoa Corporation and Subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Three Months Ended March 31,
	2020	2019
CASH FROM OPERATIONS
Net income (loss)	$139	$(58)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	170	172
Deferred income taxes	23	33
Equity earnings, net of dividends	—	(3)
Restructuring and other charges, net	2	113
Net gain from investing activities – asset sales	(177)	(8)
Net periodic pension benefit cost	33	30
Stock-based compensation	8	10
Provision for bad debt expense	2	20
Other	4	23
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
(Increase) Decrease in receivables	(70)	42
Decrease in inventories	41	17
Decrease in prepaid expenses and other current assets	11	13
(Decrease) in accounts payable, trade	(121)	(159)
(Decrease) in accrued expenses	(85)	(18)
(Decrease) in taxes, including income taxes	(11)	(43)
Pension contributions	(48)	(7)
Decrease (Increase) in noncurrent assets	32	(10)
(Decrease) Increase in noncurrent liabilities	(43)	1
CASH (USED FOR) PROVIDED FROM OPERATIONS	(90)	168

FINANCING ACTIVITIES
Proceeds from the exercise of employee stock options	—	1
Financial contributions for the divestiture of businesses	(12)	—
Contributions from noncontrolling interest	—	20
Distributions to noncontrolling interest	(31)	(214)
Other	(1)	(6)
CASH USED FOR FINANCING ACTIVITIES	(44)	(199)

INVESTING ACTIVITIES
Capital expenditures	(91)	(69)
Proceeds from the sale of assets	199	11
Additions to investments	(1)	(1)
CASH PROVIDED FROM (USED FOR) FOR INVESTING ACTIVITIES	107	(59)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(24)	(6)
Net change in cash and cash equivalents and restricted cash	(51)	(96)
Cash and cash equivalents and restricted cash at beginning of year	883	1,116
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$832	$1,020

Alcoa Corporation and Subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q19	2Q19	3Q19	4Q19	2019	1Q20
Bauxite:
Production(1) (mdmt)	11.9	11.3	12.1	12.1	47.4	11.6
Third-party shipments (mdmt)	1.2	1.5	2.0	1.5	6.2	1.4
Intersegment shipments (mdmt)	10.2	10.3	10.6	10.3	41.4	10.5
Third-party sales	$65	$67	$100	$65	$297	$71
Intersegment sales	$236	$246	$251	$246	$979	$235
Segment Adjusted EBITDA(2)	$126	$112	$134	$132	$504	$120
Depreciation, depletion, and amortization	$28	$27	$35	$30	$120	$34

Alumina:
Production (kmt)	3,240	3,309	3,380	3,373	13,302	3,298
Third-party shipments (kmt)	2,329	2,299	2,381	2,464	9,473	2,365
Intersegment shipments (kmt)	972	1,070	1,049	981	4,072	1,075
Average realized third-party price per metric ton of alumina	$385	$376	$324	$291	$343	$299
Third-party sales	$897	$864	$771	$718	$3,250	$707
Intersegment sales	$417	$445	$369	$330	$1,561	$336
Segment Adjusted EBITDA(2)	$372	$369	$223	$133	$1,097	$193
Depreciation and amortization	$48	$55	$54	$57	$214	$49
Equity income (loss)	$12	$3	$—	$(9)	$6	$(9)

Aluminum:
Primary aluminum production (kmt)	537	533	530	535	2,135	564
Third-party aluminum shipments(3) (kmt)	709	724	708	718	2,859	725
Average realized third-party price per metric ton of primary aluminum	$2,219	$2,167	$2,138	$2,042	$2,141	$1,988
Third-party sales	$1,735	$1,757	$1,677	$1,634	$6,803	$1,598
Intersegment sales	$3	$4	$4	$6	$17	$3
Segment Adjusted EBITDA(2)	$(96)	$3	$43	$75	$25	$62
Depreciation and amortization	$89	$85	$88	$84	$346	$81
Equity (loss) income	$(22)	$(17)	$(5)	$(5)	$(49)	$5

Reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(2)	$402	$484	$400	$340	$1,626	$375
Unallocated amounts:
Transformation(4)	2	3	(6)	(6)	(7)	(16)
Intersegment eliminations	86	(1)	25	40	150	(8)
Corporate expenses(5)	(24)	(28)	(27)	(22)	(101)	(27)
Provision for depreciation, depletion, and amortization	(172)	(174)	(184)	(183)	(713)	(170)
Restructuring and other charges, net	(113)	(370)	(185)	(363)	(1,031)	(2)
Interest expense	(30)	(30)	(30)	(31)	(121)	(30)
Other (expenses) income, net	(41)	(50)	(27)	(44)	(162)	132
Other(6)	(18)	(11)	(18)	(32)	(79)	(35)
Consolidated income (loss) before income taxes	92	(177)	(52)	(301)	(438)	219
Provision for income taxes	(150)	(116)	(95)	(54)	(415)	(80)
Net (income) loss attributable to noncontrolling interest	(141)	(109)	(74)	52	(272)	(59)
Consolidated net (loss) income attributable to Alcoa Corporation	$(199)	$(402)	$(221)	$(303)	$(1,125)	$80

The difference between segment totals and consolidated amounts is in Corporate.

(1)	Production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments, including those described as “Other special items” (see footnote 1 to the reconciliation of Adjusted Income within Calculation of Financial Measures included in this release).

Alcoa Corporation and Subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Diluted EPS(4)
	Quarter ended			Quarter ended
	March 31, 2020	December 31, 2019	March 31, 2019	March 31, 2020	December 31, 2019	March 31, 2019
Net income (loss) attributable to Alcoa Corporation	$80	$(303)	$(199)	$0.43	$(1.63)	$(1.07)

Special items:
Restructuring and other charges, net	2	363	113
Other special items(1)	(137)	25	10
Discrete tax items and interim tax impacts(2)	22	(23)	34
Tax impact on special items(3)	(8)	(9)	(1)
Noncontrolling interest impact(3)	(1)	(110)	—
Subtotal	(122)	246	156

Net loss attributable to Alcoa Corporation – as adjusted	$(42)	$(57)	$(43)	$(0.23)	$(0.31)	$(0.23)

Net loss attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net loss attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:
•

for the quarter ended March 31, 2020, a gain on the sale of a waste treatment facility in Gum Springs, Arkansas ($180), costs related to the restart process at the Bécancour, Canada smelter ($32), and a net unfavorable change in certain mark-to-market energy derivative instruments ($11);

	•	for the quarter ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($23) and a net charge for other special items ($2); and,
•

for the quarter ended March 31, 2019, costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña smelters ($17, primarily inventory write downs), a gain on the sale of excess land ($9), and costs related to a work stoppage at the Bécancour, Canada smelter ($2, primarily contractor services).

(2)	Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:
	•	for the quarter ended March 31, 2020, a net charge of interim tax impacts ($21) and a net charge of several other items ($1);
	•	for the quarter ended December 31, 2019, a net benefit of interim tax impacts ($25) and a net charge of several other items ($2); and,
	•	for the quarter ended March 31, 2019, a net charge of interim tax impacts ($34).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any given period, the average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net loss attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:

	•	for all periods presented, the average number of share equivalents applicable to diluted EPS had an anti-dilutive effect, and therefore, are excluded from the diluted EPS calculation.

Alcoa Corporation and Subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended
	March 31, 2020	December 31, 2019	March 31, 2019

Net income (loss) attributable to Alcoa Corporation	$80	$(303)	$(199)

Add:
Net income (loss) attributable to noncontrolling interest	59	(52)	141
Provision for income taxes	80	54	150
Other (income) expenses, net	(132)	44	41
Interest expense	30	31	30
Restructuring and other charges, net	2	363	113
Provision for depreciation, depletion, and amortization	170	183	172

Adjusted EBITDA	289	320	448

Special items(1)	32	26	19

Adjusted EBITDA, excluding special items	$321	$346	$467

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
	•	for the quarter ended March 31, 2020, costs related to the restart process at the Bécancour, Canada smelter ($32);
	•	for the quarter ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($23) and charges for other special items ($3); and,
•

for the quarter ended March 31, 2019, costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña facilities ($17, primarily inventory write downs), and costs related to a work stoppage at the Bécancour, Canada smelter ($2, primarily contractor services).

Alcoa Corporation and Subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended
	March 31, 2020	December 31, 2019	March 31, 2019
Cash (used for) provided from operations	$(90)	$262	$168

Capital expenditures	(91)	(134)	(69)

Free cash flow	$(181)	$128	$99

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	March 31, 2020	December 31, 2019
Short-term borrowings	$—	$—
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,801	1,799
Total debt	1,802	1,800

Less: Cash and cash equivalents	829	879

Net debt	$973	$921

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com